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                                                                     EXHIBIT 6.3

                              EMPLOYMENT AGREEMENT


         This Employment Agreement is made and entered into as of July 1, 1997, by and between Capri Corp., a Minnesota corporation ("Capri"), and P. Balasubramanian, a resident of the State of Illinois ("Officer").

         Capri currently owns all of the issued and outstanding shares of capital stock of Cimnet Systems, Inc., an Illinois corporation ("Cimnet"). Cimnet is currently engaged in the business of designing, licensing, implementing and maintaining custom software, and designing, configuring and selling computer systems, for manufacturing businesses throughout the world (the "Business"). Officer is currently employed by Capri as its Executive Vice President and Secretary as an "at will" employee. Officer is also currently employed by Cimnet as its Executive Vice President, pursuant to that certain Contract of Employment dated July 25, 1989, by and between Cimnet and Officer (the "Cimnet Agreement"). Contemporaneously with the execution of this Employment Agreement Cimnet and Officer shall terminate those certain provisions of the Cimnet Agreement specified in this Employment Agreement. Capri desires to employ Officer, and Officer desires to be employed Capri, pursuant to and in accordance with the terms and conditions set forth in this Employment Agreement.

         In consideration of the foregoing, the mutual covenants, agreements and obligations set forth in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Capri and Officer hereby agree as set forth in this Employment Agreement.

         1. EMPLOYMENT. Capri hereby employs Officer, and Officer hereby agrees to be employed by Capri, pursuant to and in accordance with the terms and conditions set forth in this Employment Agreement and with the understanding that Officer will comply with Capri's rules and regulations as now in effect and as hereafter amended or adopted from time to time.

         2. DUTIES. During the "Term" (hereinafter defined), Officer shall have the title and the duties and obligations of Executive Vice President of Capri, Executive Vice President and Secretary of Cimnet and such additional titles, duties and obligations of Capri, Cimnet and any parent, subsidiary or affiliated corporation of Capri or Cimnet (collectively and individually, "Company") as the Board of Directors of Capri may, from time to time, assign to Officer, Officer will devote his full time, attention, energy, expertise and best efforts to fully and timely perform his duties and obligations as required under this Employment Agreement.

         3. COMPENSATION. During the Term, Capri shall pay Officer the compensation set forth on Schedule A attached hereto, which Schedule A may be amended from time to time in accordance with Section 19.3 hereof.



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                  3.1 All compensation and benefits payable to Officer pursuant to the terms of this Employment Agreement will be paid in accordance with each Company's regular payroll practices, in effect from time to time.

                  3.2 All compensation and benefits payable to Officer pursuant to the term of this Employment Agreement will be subject to normal employee withholding and all other applicable tax deductions as required by law, including, without limitation, social security and federal, state and local withholding taxes.

                  3.3 Officer's compensation and performance under this Employment Agreement shall be reviewed on an annual basis by the Board of Directors of each Company.

                  3.4 As an executive employee of each Company, Officer acknowledges and agrees that he is exempt from and not entitled to receive overtime in the event he works in excess of eight (8) hours per day or forty (40) hours per week, except as required by law.

         4.       ADDITIONAL EMPLOYMENT BENEFITS.  During the Term,

                  4.1 Officer will be entitled to participate in Company's employee benefit plans and programs in effect from time to time, including, without limitation, pension and/or profit sharing plans, medical reimbursement plans and group life, health, disability and other insurance programs, if any, as determined by the Board of Directors to avoid inequitable compensation among each Company and as applicable to Officer as an executive officer of each Company; provided, however, each Company shall be under no obligation to adopt or maintain any fringe benefit program, whether or not such fringe benefit program is in existence as of the date hereof or Officer is eligible to participate therein; and

                  4.2 Officer will receive such paid vacation time and sick leave as he is entitled in accordance with Capri's policies in effect from time to time.

         5.       EXPENSES.

                  5.1 Upon presentation of such supporting documentation as may be reasonably satisfactory to the respective Company, the respective Company will pay or reimburse Officer for all reasonable and necessary travel, entertainment and other business expenses incurred by Officer in the performance of his employment duties during the Term.

                  5.2 If a federal, state or local income tax deduction is disallowed to the respective Company for any part of an expense payment or reimbursement made by the respective Company to or on behalf of Officer, upon written request, Officer will repay to the respective Company, in the sole discretion of the respective Company, either: (i) the amount of such disallowed expense payment or reimbursement; or (ii) the amount of taxes incurred by the respective Company in connection with such expense payment or reimbursement.



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                  5.3 If there is a dispute between the respective Company and
         Officer as to the nature of any expense or whether any such expense is reasonable and necessary, the decision of the Board of Directors of the respective Company shall be binding and controlling.

         6. TERM/TERMINATION. The initial term of Officer's employment with Capri under this Employment Agreement and each and every other Company will commence as of the date hereof and, unless sooner terminated as hereinafter provided, will terminate at the close of business of Capri on June 30, 2002 (the "Initial Term").

                  6.1 Thereafter, the Initial Term will automatically be extended for successive and consecutive renewal terms of one year each (a "Renewal Term") [the Initial Term, together with any and all Renewal Terms, are sometimes collectively referred to as the "Term"]; provided, however:

                           A. Officer may elect to terminate the Term at any
                  time by giving the Board of Directors of Capri not less than one hundred twenty (120) days prior written notice thereof, and such notice shall be effective for each Company;

                           B. Capri may terminate the Term for every Company
                  without "Cause" (hereinafter defined) at any time by giving Officer not less than one hundred twenty (120) days prior written notice thereof, and such notice shall be effective for each Company.

                  6.2 Notwithstanding the foregoing, Capri may terminate the Term, upon notice to Officer, upon the occurrence of any one or more of the following (collectively and individually "Cause"):

                           A. The commission by Officer of fraud,
                  misappropriation of funds, embezzlement, or an intentional dishonest act which causes injury to any Company, or which causes injury to any client of any Company, whether or not in connection with the performance of his duties and obligations under this Employment Agreement;

                           B. Officer's conviction of a crime which constitutes
                  a felony in the State of Illinois, regardless of whether such crime involves any Company, or the clients of any Company; or

                           C. The performance by Officer of any of his duties
                  and obligations under this Employment Agreement while under the continuing and habitual influence of alcohol or illegal drugs.




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                  6.3 The Term will immediately terminate upon the occurrence of any of the following:

                           A. The effective date of a written agreement of
                  termination entered into between Capri and Officer;

                           B. The death of Officer; or

                           C. The effective date of the "Disability"
                  (hereinafter defined) of Officer.

                  6.4 For purposes of this Employment Agreement, Officer will be deemed to be suffering from a "Disability" when, in the written opinion of an actively practicing physician reasonably acceptable to Capri and Officer (or his legal representative), due to physical, mental or emotional injury or illness, Officer is unable and either does not or, in the opinion of such physician, will not be able to perform his duties and obligations pursuant to this Employment Agreement for a continuous period of twelve (12) months.

         7.       TERMINATION COMPENSATION.

                  7.1 Upon the termination of the Term for any reason whatsoever, Capri shall pay Officer that amount of Officer's then salary, "Bonus" (as defined on Schedule A) pro-rated to the date of termination within ninety (90) days of the close of the close of Capri's fiscal year, and other benefits which have accrued through the effective date of the termination of the Term,

                  7.2 If Company terminates the Term other than for Cause or if Capri and Officer mutually agree to terminate the Term pursuant to
         Section 6.3A, in addition to the compensation payable by Capri to Officer pursuant to Section 7.1 above, Capri shall pay Officer a severance benefit in an amount equal to two (2) times Officer's then current annual salary ("Severance Benefit"), payable in thirty-six (36) equal monthly installments commencing on the first day of the first month immediately following the effective date of the termination of the Term, and continuing on the first day of each of the next thirty-five (35) consecutive calendar months hereafter.

                  7.3 If Officer voluntarily terminates the Term pursuant to
         Section 6.1A, in addition to the compensation payable by Capri to Officer pursuant to Section 7.1 above, Capri shall pay Officer a severance benefit in an amount equal to one-half (1/2) of the Severance Benefit, payable in thirty-six (36) equal monthly installments commencing on the first day of the first month immediately following the effective date of the termination of the Term, and continuing on the first day of each of the next thirty-five (35) consecutive calendar months thereafter.




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                  7.4 If Capri terminates the Term for Cause, Capri shall only pay Officer the compensation described in Section 7.1 and shall not be obligated or liable in any way, or under any circumstance, to pay Officer any other compensation or benefit whatsoever.

                  7.5 If the Term is terminated pursuant to Section 6.3B or
         Section 6.3C, in addition to the compensation payable by Capri to Officer pursuant to Section 7.1 above, Capri shall pay Officer or Officer's estate or personal representative, as the case may be, a termination benefit in an amount equal to the Severance Benefit, payable in twelve (12) equal monthly installments commencing on the first day of the first month immediately following the effective date of the termination of the Term, and continuing on the first day of each of the next eleven (11) consecutive calendar months thereafter.

                  7.6 Capri may, in its sole discretion and upon notice to Officer, offset and recoup against any payment which Capri is obligated to make to Officer pursuant to this Section 7 any money owed by Officer to Capri, whether as a result of a loan or advance to Officer or otherwise.

                  7.7 Notwithstanding the foregoing, Officer acknowledges and agrees that Capri's obligation to make payments pursuant to this
         Section 7 shall immediately cease, and Capri shall have no further liability whatsoever with respect thereto, upon the breach by Officer of any of his covenants, agreements or obligations set forth in Sections 8, 9, 10, 11 or 12 of this Employment Agreement.

         8.       NON-DISCLOSURE.

                  8.1 During Officer's prior employment with Cimnet and during the Term, Officer, by virtue of his positions with Capri, Cimnet and Cimnet Infonnationssysteme GmbH, has created, had contact with and received, and will continue to create, have contact with and receive, confidential information and/or trade secrets of each Company, including, without limitation, "Client" (hereinafter defined) lists, "Prospects" (hereinafter defined) lists, price lists, advertising, promotion or marketing plans, business plans, methods of doing business, concepts, ideas, software programs, source code, trade secrets, market or other research or any program, product or service which was developed by Company or which Company provides or intends to provide to its Clients or markets to its Clients or Prospects (collectively, "Confidential Information").

                  8.2 During the Term and for the "Restricted Period" (as hereinafter defined) following the termination of the Term for any reason whatsoever, Officer will not, either directly or indirectly, for his own benefit or for the benefit of any other person or entity, use, divulge, disclose or communicate to any other person or entity, any of the Confidential Information in any manner whatsoever, except in the course of and during the performance of his duties and obligations under this Employment Agreement, unless the applicable



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         Company otherwise consents to the disclosure or use of any of the
         Confidential Information in writing prior to such disclosure or use.

                  8.3 With respect to each particular item of Confidential Information, the "Restricted Period" shall mean: (i) thirty six (36) months, if the item of Confidential Information at issue does not constitute a trade secret, or (ii) indefinitely, if such item of Confidential Information constitutes a trade secret, until such item of Confidential Information ceases to be a trade secret, but not less than thirty six (36) months.

                  8.4 Notwithstanding the foregoing, Confidential Information does not include information: (i) in the public domain, (ii) received by Officer outside of his employment with any Company from a person or entity not under an obligation of confidentiality to the applicable Company, directly or indirectly, or (iii) that later becomes public, unless such information is made public by Officer in breach of this Employment Agreement or by any other person or entity, directly or indirectly, under an obligation of confidentiality to the applicable Company.

                  8.5 Upon the effective date of the termination of the Term, Officer will immediately return to Capri all original and all copies of Confidential Information, and all notes, analyses, memoranda or any other documents or writings incorporating or referring to any of the Confidential Information, and all disks, software, hard drives, computer memory or other electronic or magnetic storage containing any Confidential Information, whether in his possession or under his control, and will certify in writing to Capri that, except on behalf of Company in the course of the performance of his duties and obligations under this Employment Agreement he has not retained, disseminated, disclosed or delivered to any person or entity any original or copy, in any form, electronically, magnetically or otherwise, of any of the Confidential Information or any notes, analyses, memoranda or other documents or writings, disks, software, hard drives, computer memory or other magnetic or electronic storage incorporating or referring to any of the Confidential Information.

         9. NON-COMPETITION. To protect each Company's proprietary interest in the Confidential Information and in their respective Clients and Prospects, during the Term and for a period of thirty-six (36) months following the effective date of the termination of the Term for any reason whatsoever, Officer will not, directly or indirectly, individually or in combination or association with any other person or entity, whether as an officer, director, shareholder, manager, member, partner, joint venture, solo proprietor, employee, agent, independent contractor, consultant, advisor or otherwise, whether or not for pecuniary benefit, except on behalf of the applicable Company in the course of the performance of his duties and obligations under this Employment Agreement, engage in or own (in whole or in part), manage, operate or otherwise carry on any business which competes with or is substantially similar to the Business or any then business of any Company in the world (the "Territory"). Nothing contained in this Section 9 shall prohibit Officer from beneficially owning, either directly or indirectly, five percent (5%) or less of the stock or



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ownership interest of a company which engages in the Business if such stock or ownership interest is publicly traded on a national exchange or over-the-counter.

         Officer recognizes and acknowledges that the businesses and markets of each Company are, in the aggregate, national and international in scope, and that the restrictive covenants of Officer set forth in this Section 9 are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of each Company and are reasonable in all respects. Officer further acknowledges and agrees that the products and services of the Business can be marketed, sold and distributed to Clients and Prospects worldwide, and have been and are presently being marketed throughout the world. Consequently, Officer acknowledges and agrees that it is not possible to limit the geographic scope of the non-competition covenant set forth in this Section 9 to particular cities, counties or other geographic subdivisions of any jurisdiction.

         10. NON-SOLICITATION OF CLIENTS AND PROSPECTS. To protect each Company's proprietary interest in the Confidential Information and in their respective Clients and Prospects, during the Tem and for a period of thirty-six
(36) months following the effective date of the termination of the Term for any reason whatsoever, Officer will not, directly or indirectly, individually or in combination or association with any other person or entity, whether as an officer, director, shareholder, manager, member, partner, joint venturer, sole proprietor, employee, agent, independent contractor, consultant advisor or otherwise, whether or not for pecuniary benefit, except on behalf of the applicable Company in the course of the performance of his duties and obligations under this Employment Agreement, solicit, or assist or encourage any other person or entity to solicit, any Client or any Prospect, for the purpose of:

                  10.1 selling such Client products sold, or services rendered, in conjunction with the operation of the Business or any product or service that can or may be used in substitution for or replacement of the products and/or services designed, licensed, implemented, maintained, marketed and/or sold by any Company,

                  10.2 terminating, altering or modifying such Client's business relationship with the applicable Company,

                  10.3 altering or modifying the terms or reducing the volume of business which such Client transacts with the applicable Company, or

                  10.4 negatively influencing such Prospect's decision as to whether to purchase any products or services from Capri or the terms of such intended business transaction or relationship.

         11. NON-SOLICITATION OF EMPLOYEES, INDEPENDENT CONTRACTORS AND AGENTS. To further protect each Company's proprietary interest in the Confidential Information and in their respective relationships with their employees, independent contractors and agents, during the Term and for a period of thirty-six (36) months following the effective date of the termination of the Term for any



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reason whatsoever, Officer will not, directly or indirectly, individually or in combination or association with any other person or entity, whether as an officer, director, shareholder, manager, member, partner, joint venturer, sole proprietor, employee, agent, independent contractor, consultant, advisor or otherwise, whether or not for pecuniary benefit, except on behalf of the applicable Company in the course of the performance of his duties and obligations under this Employment Agreement contact, encourage or solicit any then employee, independent contractor or agent of any Company to terminate or modify his, her or its respective employment, engagement or business relationship with such Company or hire or retain any other person or entity.

         12.      INTELLECTUAL PROPERTY.

                  12.1 Capri and Officer each acknowledge and agree that, during the Term, Officer may create, design and develop work for some or all of the Companies or for Clients or Prospects (collectively, "Work") and that all such Work that is reduced to fixed form or otherwise capable of copyright protection shall be deemed to be "work made for hire", as that term is defined in the United States Copyright Act, as amended, and shall be the sole and exclusive property of the respective Company. If any of the Work is not deemed or does not qualify as work made for hire, Officer hereby assigns, transfers and conveys to the applicable Company all of Officer's right, title and interest in and to such Work, including any and all United States and foreign design rights, copyrights, mask work rights, exhibition rights, registration rights and other proprietary rights thereto, and any and all renewals thereof. Officer will execute and deliver such documents as the applicable Company may request in order to evidence such respective Company's ownership of the Work, and to register or perfect such respective Company's ownership of the Work.

                  12.2 Officer is employed by Capri and, in connection with such employment, may create, design and develop Work for some or all of the Companies, Clients and/or Prospects. Therefore, Officer agrees that all discoveries and inventions conceived, created or devised in whole or in part by Officer, alone or with others, during the term of Officer's employment with Capri (individually, an "Invention" and collectively, "Inventions") which (A) directly relate in any manner, or are directly useful to, the Business or any other business then conducted by any Company, (B) are developed, created or discovered as a part of Officer's employment with Capri or while Officer is performing services for any Company, (C) are developed, created or discovered, in whole or in part, through the use of the employees, independent contractors, facilities, equipment, trade secrets or other resources of any Company, or (D) arise out of tests, research or work carried out or being carried out by any Company, shall be the sole and exclusive property of the respective Company. Officer assigns and transfers to the respective Company all of Officer's right, title and interest in and to all Inventions, including all of Officer's right, title and interest in and to any patents, patent applications, patent rights, patent claims and allowances, copyrights, design rights, and all applications and registrations thereof for the Inventions anywhere in the world, Officer agrees to promptly disclose all Inventions to the respective Company. Officer further agrees to execute and deliver to the respective Company all documents that such Company requests in



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         order to register any patent copyright, or other intellectual property rights such Company may have to any Invention, or to vest ownership of any such Invention in such Company, at the respective Company's sole cost and expense. Officer further agrees that both during and after the effective date of the termination of Officer's employment with Capri, Officer will not use or disclose any information regarding any Invention, except in accordance with the provisions contained in this Employment Agreement.

                  12.3 Capri and Officer agree that the terms of Section 12.2 above shall not apply to any Invention invented and developed by Officer without the use of any of any Company's equipment supplies, facilities, personnel or intellectual property rights, and which is invented and developed entirely or Officer's own time, unless the Invention (A) is directly useful in, or directly relates in any manner to, the Business or any other business then conducted by any Company, or (B) arises out of tests, research or work carried out or being carried out by any Company,

                  12.4 Officer acknowledges that Officer has received from Capri a copy of the Illinois Employee Patent Act and by this Employment Agreement all notices required in connection with the Illinois Employee Patent Act.

                  13. SURVIVAL. All of Officer's covenants, agreements and obligations contained in Sections 8, 9, 10, 11, 12 and 14 will be revived continuously during the Term and will survive the termination of the Term for any reason whatsoever.

         14. INJUNCTIVE RELIEF. Officer hereby agrees that it is impossible to measure in money the damages which will be sustained by Capri or its successors or assigns, if Officer breaches or defaults in the full and timely performance of any of his covenants, agreements or obligations set forth in Sections 8, 9, 10, 11 or 12 of this Employment Agreement. Accordingly, Officer agrees that if he breaches or defaults in the full and timely performance of any of his covenants, duties and obligations set forth in Sections 8, 9, 10, 11 or 12 of this Employment Agreement, then, in addition to any and all other rights and remedies available to Capri or any Company, at law, in equity or otherwise, Capri or any Company will be entitled to the immediate entry of injunctive relief without notice to Officer or the requirement of posting any bond or security therefor, including, without limitation, the entry of an order of specific performance, a temporary restraining order, preliminary and permanent injunction, and in connection therewith, Officer hereby waives and will not raise or suggest the claim or defense that Capri or any Company has an adequate remedy at law or is not being irreparably injured.

         15. DEFAULT. If Capri or Officer shall breach or default in the fall or timely performance of any of its or his respective covenants, agreements or obligations set forth in this Employment Agreement, the defaulting party shall be liable for, and shall promptly pay to the non-defaulting party upon written demand, all of the costs and expenses, together with interest thereon at the rate of nine percent (9%) per annum, which the non-defaulting party incurs as a result of or arising from such breach or default, including, without limitation, reasonable attorneys' fees and court costs. Capri and



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Officer each acknowledge and agree that all of their respective rights and remedies set forth in this Employment Agreement are cumulative and are in addition to all other rights and remedies, at law, in equity or otherwise.

         16. WAIVER OF BREACH. The waiver by either party of the other party's breach of any provision of this Employment Agreement will be effective only if in writing and signed by both parties and will be limited to the breach described therein; no such waiver will be or be deemed a waiver of any other, similar, prior, continuing or subsequent breach.

         17. ASSIGNMENT. Officer acknowledges that the services to be rendered by him pursuant to this Employment Agreement are unique and personal and that he may not assign any of his rights or delegate any of his covenants, agreements, duties or obligations hereunder. Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Employment Agreement, or of such rights, covenants, duties or obligations by Officer, will be null and void and of no force or effect whatsoever. Capri, on behalf of itself or any other Company, may assign this Employment Agreement upon written notice to Officer.

         18. NOTICES. Any and all notices, demands, consents, waivers, directions, designations or other communications required or desired to be given in connection with this Employment Agreement will be given in writing and will be deemed effective upon personal delivery, or on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested, and addressed to the following:

                  18.1     If to Capri or any other Company, then to:

                                    Capri Corp.
                                    2301 West 22nd Street, Suite 203
                                    Oak Brook, Illinois 60523
                                    U.S.A.

                           With a copy to:

                                    Jason W. Levin
                                    Fagel & Haber
                                    140 South Dearborn Street, 14th Floor
                                    Chicago, IL 60603

                  18.2     If to Officer, then to:

                                    P. Balasubramanian
                                    1767 Auburn Ave.
                                    Naperville, IL 60565
                                    U.S.A.



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or to such other person, entity or address as Capri or Officer may respectively designate in like manner from time to time.

         19. CONSTRUCTION. This Employment Agreement will be governed by, construed in accordance with and interpreted under and consistent with the laws and decisions of the State of Illinois, including, without limitation, the Illinois Trade Secrets Act, as such laws apply to agreements entered into and fully performed within the State of Illinois.

                  19.1 If any provision contained in this Employment Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Employment Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

                  19.2 If the duration, scope or territories of any of Officer's covenants, agreements or obligations set forth in Sections 9, 10 or 11 is held to be excessive, unreasonable, invalid or unenforceable by a court of competent jurisdiction, such duration or scope will be modified so as to be reasonable, valid and enforceable to the maximum extent permitted by law as determined by such court of competent jurisdiction.

                  19.3 Except as provided in Section 6, this Employment Agreement may not be amended, changed, modified, discharged or terminated, except by a writing executed by Capri and Officer; provided, however, except for any proposed reduction in compensation, bonus or any benefit payable to Officer, Capri may unilaterally amend, change or modify Schedule A. from time to time, upon thirty (30) days prior written notice to Officer.

                  19.4 This Employment Agreement, together with Schedule A, constitute the entire agreement and understanding between Capri and Officer with respect to the subject matter hereof, and supersede any and all prior and contemporaneous agreements and understandings, whether verbal or written, with respect thereto; provided, however, the provisions of the Cimnet Agreement relating to the protection of confidential information and ownership of intellectual property shall survive and merge into the terms and conditions of this Employment Agreement, and in the event of a conflict or inconsistency between the terms of such provisions in the Cimnet Agreement and the terms and conditions of this Employment Agreement the terms and conditions of this Employment Agreement shall control.

                  19.5 The rights, covenants, duties and obligations of Capri and Officer under this Employment Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, if applicable, legal representatives, successors, permitted assigns.




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                  19.6 This Employment Agreement may be executed in multiple counterparts; each such executed counterpart will be considered an original and no other counterpart need be produced for any purpose whatsoever.

                  19.7 The numbers, headings, titles or designations of the various Sections are not a part of this Employment Agreement, but are for convenience of reference only, and do not and will not be used to define, limit or construe the contents of the Sections.

                  19.8 The recitals set forth at the beginning of this Employment Agreement are incorporated into the body of this Employment Agreement and make an integral part hereof, as if set forth herein.

                  19.9 The Schedule referred to in this Employment Agreement is attached hereto, made a part hereof and is incorporated herein by this reference,

                  19.10 For purposes of this Employment Agreement, the term "Client" shall mean any person or entity who is or was a client of any Company within the one (1) year period immediately preceding the effective date of the termination of the Term, and the term "Prospect" shall mean any prospect or prospective client whom any Company or its respective employees, independent contractors or agents contacted or solicited with the one (1) year period immediately preceding the effective date of the termination of the Term.

         IN WITNESS WHEREOF, Capri and Officer have executed this Employment Agreement as of the date first set forth above.


CAPRI CORP.


By: /s/ Mehul J. Dave                         By:/s/ P. Balasubramanian
   --------------------------------           ----------------------------------
   Mehul J. Dave, President                   P. Balasubramanian




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



                       SCHEDULE A TO EMPLOYMENT AGREEMENT
                   BETWEEN CAPRI CORP. AND P. BALASUBRAMANIAN
                               DATED JULY 1, 1999


COMPENSATION

         A. SALARY. Capri shall pay Officer a salary which would equal on an annualized basis of $145,945.00 per year that he is employed by Capri or any Company pursuant to this Employment Agreement, and pro rata for any portion of any year based upon the above annualized rate.

         B. INCENTIVE BONUS. In addition to the salary set forth in Section A above, Capri shall pay Officer an incentive bonus with respect to each fiscal year of Capri and its subsidiaries (the "Fiscal Year") commencing in the Fiscal Year this Employment Agreement is entered into, and for each subsequent Fiscal Year during Officer's employment with the Company during which the Company, on a consolidated basis, has "Net Income" (hereinafter defined). The incentive bonus shall be paid within ninety days (90) days of the close of the Fiscal Year in which such incentive bonus is earned. If the Fiscal Year changes at any time, appropriate adjustments in the incentive bonus shall be made. Officer's incentive bonus pursuant to this Schedule A shall be referred to herein as the "Incentive Bonus". The Incentive Bonus for each Fiscal Year shall be calculated as follows:


                Net Income                          Incentive Bonus
                ----------                          ---------------
                   250,000                                3,500
                   500,000                               10,500
                   750,000                               25,000
                 1,000,000                               35,000
                 1,500,000                               52,500
                 2,000,000                               70,000
                 2,500,000                              105,000
                 3,000,000                              140,000


Capri shall have its regularly retained independent auditor calculate the Net Income as of the last day of each Fiscal Year and Officer's Incentive Bonus shall be based on those calculations. For the purposes of this Schedule A to the Employment Agreement:

                  (1) "Net Income" shall mean income of the Company, on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied; provided, however, that Net Income shall not include income from extraordinary items, as determined pursuant to generally accepted accounting principles.




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


                  (2) In case of any dispute between Capri and Officer as to the amount of the Net Income, the determination thereof by the independent auditor of Capri shall be binding and conclusive.



Capri Corp.



By: /s/ Mehul J. Dave                               /s/ P. Balasubramanian
   --------------------------------                 ----------------------------
   Mehul J. Dave, President                         P. Balasubramanian




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